Exhibit 10.1

COMCAST CORPORATION

RESTRICTED STOCK AWARD

This is a Restricted Stock Award dated November 20, 2005 from Comcast Corporation (the “Company”) to                              (the “Grantee”).

1.     Definitions.  Capitalized terms used herein are defined below or, if not defined below, have the meanings given to them in the Plan.

a.     “Account” means an unfunded bookkeeping account established pursuant to Paragraph 4.d and maintained by the Committee in the name of Grantee (a) to which Deferred Stock Units are deemed credited and (b) to which an amount equal to the Fair Market Value of Deferred Stock Units with respect to which a Diversification Election has been made and interest thereon are deemed credited, reduced by distributions in accordance with the Plan.

b.     “Award” means the award of Restricted Stock hereby granted.

c.     “Board” means the Board of Directors of the Company.

d.     “Code” means the Internal Revenue Code of 1986, as amended.

e.     “Committee” means the Compensation Committee of the Board or its delegate.

f.      “Date of Grant” means the date first set forth above, on which the Company awarded the Restricted Stock.

g.     “Deferred Stock Units” means the number of hypothetical Shares subject to an Election.

h.     “Disabled Grantee” means

(1)   Grantee, if Grantee’s service on the Board is terminated by reason of Disability; or
(2)   Grantee’s duly-appointed legal guardian following Grantee’s termination of service on the Board by reason of Disability, acting on Grantee’s behalf.

i.      “Normal Retirement” means Grantee’s termination of service that is treated by the Board as a retirement under its policies and practices as in effect from time to time.

j.      “Plan” means the Comcast Corporation 2002 Restricted Stock Plan, incorporated herein by reference.

k.     “Retired Grantee” means Grantee, following Grantee’s termination of service pursuant to a Normal Retirement.

l.      “Rule 16b-3” means Rule 16b-3 promulgated under the 1934 Act, as in effect from time to time.

m.    “Shares” means shares of the Company’s Class A Common Stock, par value $.01 per share.

n.     “Vesting Date” means the date(s) on which Grantee vests in all or a portion of the Shares, as provided in Paragraph 3.

o.     “1934 Act” means the Securities Exchange Act of 1934, as amended.

2.     Grant of Restricted Stock.  Subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to Grantee [                      ] Shares.

3.            Vesting of Restricted Stock.  Subject to the terms and conditions set forth herein and in the Plan, Grantee shall be fully and immediately vested in the Shares on the Date of Grant and, except as otherwise provided in Paragraph 4, shall be entitled to the delivery of Shares.

4.     Deferral Elections.

Grantee may elect to defer the receipt of Shares otherwise issuable under this Award, consistent, however, with the following:

a.     Deferral Elections.

(1)   Initial Election.  Grantee shall have the right to make an Initial Election to defer the receipt of all or a portion of the Shares hereby granted by filing an Initial Election to defer the receipt of such Shares on the form provided by the Committee for this purpose.
(2)   Deadline for Deferral Election.  An Initial Election to defer the receipt of Shares hereby granted shall not be effective unless it is filed with the Committee on or before the close of business on the 30th day following approval of the amendments to the Plan to permit participation by the Company’s Non-Employee Directors in the Plan.
(3)   Deferral Period.  Subject to Paragraph 4.b, all Shares issuable hereunder shall be delivered to Grantee without any legend or restrictions (except those that may be imposed by the Committee, in its sole judgment, under Paragraph 6), on the date designated by Grantee, which shall not be earlier than January 2 of the third calendar year beginning after the Date of Grant, nor later than January 2 of the eleventh calendar year beginning after the Date of Grant.

b.     Subsequent Elections/Acceleration Elections.  No Subsequent Election shall be effective until 12 months after the date on which a Subsequent Election is filed with the Committee.

(1)   If Grantee makes an Initial Election, or pursuant to this Paragraph 5.b(1) makes a Subsequent Election, to defer the distribution date for Shares issuable with respect to some or all of the Shares hereby granted, Grantee may elect to defer the distribution date for a minimum of five years and a maximum of ten additional years from the previously-elected distribution date by filing a Subsequent Election with the Committee on or before the close of business at least one year before the date on which the distribution would otherwise be made.
(2)   If Grantee dies before Shares subject to an Initial Election under Paragraph 5.a are to be delivered, the estate or beneficiary to whom the right to delivery of such Shares shall have passed may make a Subsequent Election to defer receipt of all or any portion of such Shares for five additional years from the date delivery of Shares would otherwise by made, provided that such Subsequent Election must be filed with the Committee at least one year before the date on which the distribution would otherwise be made, as reflected on Grantee’s last Election.
(3)   In lieu of a Subsequent Election described in Paragraph 5.b(2), the estate or beneficiary to whom the right to delivery of Shares shall have passed may, as soon as practicable following the Grantee’s death, make an Acceleration Election to accelerate the delivery date of such Shares from the date delivery of such Shares would otherwise be made to a date that is as soon as practicable following the Grantee’s death.
(4)   If Grantee becomes a Disabled Grantee before the Shares subject to an Initial Election under Paragraph 4.a are to be delivered, Grantee may, as soon as practicable following the date on which Grantee becomes a Disabled Grantee, elect to accelerate the distribution date of such Shares from the date payment would otherwise be made to a date that is as soon as practicable following the date the Disabled Grantee became disabled.
(5)   If Grantee becomes a Retired Grantee before Shares subject to an Initial Election under Paragraph 4.a are to be delivered, Grantee may make a Subsequent Election to defer all or any portion of such Shares for five additional years from the date delivery of Shares would otherwise be made.  Such a Subsequent Election must be filed with the at least one year before the date on which the distribution would otherwise be made.
c.     Diversification Election.  As provided in the Plan and as described in the prospectus for the Plan, a Grantee with an Account may be eligible to make a Diversification Election on an election form supplied by the Committee for this purpose.
d.     Book Accounts.  An Account shall be established for each Grantee who makes an Initial Election.  Deferred Stock Units shall be credited to the Account as of the Date an Initial Election becomes effective.  Each Deferred Stock Unit will represent a hypothetical Share credited to the Account in lieu of delivery of the Shares to which an Initial Election, Subsequent Election or Acceleration Election applies.  If an eligible Grantee makes a

Diversification Election, then to the extent an Account is deemed invested in the Income Fund, the Committee shall credit earnings with respect to such Account at the Applicable Interest Rate.

e.     Status of Deferred Amounts.  Grantee’s right to delivery of Shares subject to an Initial Election, Subsequent Election or Acceleration Election, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall at all times represent the general obligation of the Company.  Grantee shall be a general creditor of the Company with respect to this obligation, and shall not have a secured or preferred position with respect to such obligation.  Nothing contained in the Plan or an Award shall be deemed to create an escrow, trust, custodial account or fiduciary relationship of any kind.  Nothing contained in the Plan or an Award shall be construed to eliminate any priority or preferred position of Grantee in a bankruptcy matter with respect to claims for wages.

f.      Non-Assignability, Etc.  The right of Grantee to receive Shares subject to an Election under this Paragraph 4, or to amounts deemed invested in the Income Fund pursuant to a Diversification Election, shall not be subject in any manner to attachment or other legal process for the debts of Grantee; and no right to receive Shares or cash hereunder shall be subject to anticipation, alienation, sale, transfer, assignment or encumbrance.

5.     Notices.  Any notice to the Company under this Agreement shall be made in care of the Committee at the Company’s main office in Philadelphia, Pennsylvania.  All notices under this Agreement shall be deemed to have been given when hand-delivered or mailed, first class postage prepaid, and shall be irrevocable once given.

6.     Securities Laws.  The Committee may from time to time impose any conditions on the Shares as it deems necessary or advisable to ensure that the Plan satisfies the conditions of Rule 16b-3, and that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

7.     Delivery of Shares.  Except as otherwise provided in Paragraph 4, within ten (10) business days of the Date of Grant, the Company shall, without payment from Grantee, deliver to Grantee a certificate for the Shares without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, under Paragraph 6, provided that no certificates for Shares will be delivered to Grantee until appropriate arrangements have been made for the withholding of any taxes which may be due with respect to such Shares.  The Company may condition delivery of certificates for Shares upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws.  The right to payment of any fractional Shares shall be satisfied in cash, measured by the product of the fractional amount times the Fair Market Value of a Share on the Vesting Date, as determined by the Committee.

8.     Award Not to Affect Service.  The Award granted hereunder shall not confer upon Grantee any right to continue in service to the Company as a director or to the Company or any subsidiary or affiliate of the Company in any other capacity.

9.     Miscellaneous.

a.     The Award granted hereunder is subject to the approval of the Plan by the shareholders of the Company to the extent that such approval (i) is required pursuant to the By-Laws of the National Association of Securities Dealers, Inc., and the schedules thereto, in connection with issuers whose securities are included in the NASDAQ National Market System, or (ii) is required to satisfy the conditions of Rule 16b-3.

b.     The address for Grantee to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Grantee’s address as reflected in the Company’s personnel records.

c.     The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.

COMCAST CORPORATION

BY:	Lawrence S. Smith
Lawrence S. Smith

ATTEST:	Arthur R. Block
Arthur R. Block